As filed with the Securities and Exchange Commission on August 2, 2007.
Registration No. 333-143248
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DemandTec, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7372	94-3344761
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Circle Star Way, Suite 200
San Carlos, California 94070
(650) 226-4600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel R. Fishback
President and Chief Executive Officer
One Circle Star Way, Suite 200
San Carlos, California 94070
(650) 226-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert V. Gunderson, Jr., Esq.
Brooks Stough, Esq.
Craig M. Schmitz, Esq.
Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
(650) 321-2400	Jeffrey R. Vetter, Esq. Laird H. Simons, III, Esq. Scott J. Leichtner, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-143248) is solely to file Exhibits 1.1 and 4.2. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and The NASDAQ Global Market listing fee.

SEC registration fee	$2,648
NASD filing fee	9,125
NASDAQ Global Market listing fee.	100,000
Printing and engraving expenses	225,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	1,500,000
Blue sky fees and expenses	10,000
Transfer agent fees	10,000
Miscellaneous fees and expenses	43,227

Total	$3,100,000

Item 14.	Indemnification of Directors and Officers

Our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that, if Delaware law is amended after the approval by our stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we must advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Prior to the closing of this offering, we will have entered into an indemnification agreement with each of our directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.1. The agreement will provide that we will indemnify him or her against any and all expenses that he or she incurs because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws, except in a proceeding initiated by that person without the approval of our board of directors. In addition, the agreement will provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by him or her in connection with a legal proceeding.

Reference is made to Section 9 of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 1.9 of our amended and restated investors’ rights agreement contained in Exhibit 4.3 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our amended and restated investors’ rights agreement.

Item 15.	Recent Sales of Unregistered Securities

From March 1, 2004 to July 25, 2007, we have issued the following securities that were not registered under the Securities Act:

1. We granted stock options to purchase 6,413,950 shares of our common stock at exercise prices ranging from $1.00 to $11.00 per share to employees, consultants, directors and other service providers under our 1999 Equity Incentive Plan.

2. We issued and sold an aggregate of 1,615,228 shares of our common stock to employees, consultants and other service providers for aggregate consideration of approximately $1,755,000 pursuant to exercises of options granted under our 1999 Equity Incentive Plan.

3. On November 9, 2006, we issued an aggregate of 1,074,967 shares of our common stock in connection with our acquisition of TradePoint.

4. On July 25, 2006, we issued warrants to purchase an aggregate of 75,000 shares of common stock to two institutional investors with an exercise price of $2.70 per share.

5. On May 23, 2006, we issued a warrant to purchase an aggregate of 37,500 shares of Series C convertible preferred stock to an institutional investor with an exercise price of $5.16 per share.

6. On August 1, 2006, we issued 12,500 shares of our Series C convertible preferred stock to an institutional investor for aggregate consideration of approximately $64,500.

7. On August 1, 2006, we issued 85,000 shares of our common stock to an institutional investor for aggregate consideration of approximately $229,500.

The sales of securities described in Items (1) and (2) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act. The sale of securities described in Items (3) through (7) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. All shares issued pursuant to an exemption under Section 4(2) of the Securities Act were issued to purchasers who were accredited investors or, either alone or, in connection with Item (3), with their purchaser representative, sophisticated with access to information regarding us and, with respect to the shares issued in Item (3), the acquisition of TradePoint by us.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

Exhibit No.		Description

2	.1*	Agreement and Plan of Merger and Reorganization, dated as of October 6, 2006, by and among the Registrant, TP Acquisition Corp., TradePoint Solutions, Inc. and Charles Magowan, as Shareholders’ Representative.
3	.1*	Amended and Restated Certificate of Incorporation, as currently in effect.
3	.2*	Form of Restated Certificate of Incorporation to be effective immediately prior to the closing of this offering.
3	.3*	Bylaws.
3	.4*	Form of Amended and Restated Bylaws to be effective immediately prior to the closing of this offering.
3	.5*	Form of Amended and Restated Certificate of Incorporation to be effective prior to the completion of this offering.
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
4.2		Form of Common Stock certificate.
4	.3*	Amended and Restated Investors’ Rights Agreement, dated September 20, 2002, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
5	.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10	.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.
10	.2*	DemandTec, Inc. 1999 Equity Incentive Plan, as amended, and forms of agreements thereunder.
10	.3*	DemandTec, Inc. 2007 Equity Incentive Plan.
10	.4*	DemandTec, Inc. 2007 Employee Stock Purchase Plan.
10	.5*	Sublease by and between the Registrant and Liberate Technologies, dated December 7, 2001, as amended.
10	.6*	Offer Letter with Daniel R. Fishback, dated June 1, 2001, as amended.
10	.7*	Offer Letter with Mark A. Culhane, dated July 20, 2001, as amended.
10	.8*	Offer Letter with John C. Crouch, dated November 17, 2003.
10	.9*	Offer Letter with James H. Dai, dated February 5, 2004.
10	.10*	Offer Letter with Michael L. Frandsen, dated November 1, 2006, as amended.
10	.11*	Offer Letter with Ronald E. F. Codd, dated March 1, 2007.
10	.12*	Offer Letter with Linda Fayne Levinson, dated April 27, 2005, as amended.
10	.13*	Offer Letter with Victor L. Lund, dated March 22, 2005, as amended.
10	.14*	Offer Letter with Joshua W. R. Pickus, dated March 1, 2007.
10	.15*	Offer Letter with Charles J. Robel, dated September 12, 2006.
10	.16*	Master Service Agreement dated August 19, 2005, by and between the Registrant, Equinix Operating Co., Equinix Inc. and Equinix Pacific, Inc.
10	.17*	Amended and Restated Outsourcing Services Agreement, dated May 1, 2006, by and between the Registrant and Sonata Services Limited.
10	.18*	Loan and Security Agreement, dated July 25, 2006, among the Registrant, Silicon Valley Bank and Gold Hill Venture Lending 03, LP.
10	.19*	Amended and Restated Voting Agreement, dated September 20, 2002, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
10	.20*	Summary of 2007 Executive Management Team Compensation Plan.

Exhibit No.		Description

10	.21*	DemandTec, Inc. Management Cash Incentive Plan.
10	.22*	Third Amended and Restated Loan and Security Agreement, dated May 23, 2006, by and among the Registrant and Silicon Valley Bank.
10	.23*	Offer Letter with William R. Phelps, dated May 29, 2007.
21	.1*	List of subsidiaries.
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Ernst & Young LLP, Independent Auditors.
23	.3*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
23	.4*	Consent of Frost & Sullivan.
23	.5*	Consent of Financial Strategies Consulting Group, LLC.
23	.6*	Consent of Planet Retail, Ltd.
24	.1*	Power of Attorney (contained in the signature page to the original registration statement).

*	Previously filed.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in our consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on this 2nd day of August, 2007.

DEMANDTEC, INC.

By:	/s/ Daniel R. Fishback
Daniel R. Fishback,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Daniel R. Fishback Daniel R. Fishback		President, Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2007

/s/ Mark A. Culhane Mark A. Culhane		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2007

* Ronald E.F. Codd		Director	August 2, 2007

* Linda Fayne Levinson		Director	August 2, 2007

* Victor L. Lund		Chairman of the Board of Directors	August 2, 2007

* Joshua W.R. Pickus		Director	August 2, 2007

* Charles J. Robel		Director	August 2, 2007

* James D. Sayre		Director	August 2, 2007

*By	/s/ Daniel R. Fishback Daniel R. Fishback Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.		Description

1.1		Form of Underwriting Agreement.
2	.1*	Agreement and Plan of Merger and Reorganization, dated as of October 6, 2006, by and among the Registrant, TP Acquisition Corp., TradePoint Solutions, Inc. and Charles Magowan, as Shareholders’ Representative.
3	.1*	Amended and Restated Certificate of Incorporation, as currently in effect.
3	.2*	Form of Restated Certificate of Incorporation to be effective immediately prior to the closing of this offering.
3	.3*	Bylaws.
3	.4*	Form of Amended and Restated Bylaws to be effective immediately prior to the closing of this offering.
3	.5*	Form of Amended and Restated Certificate of Incorporation to be effective prior to the completion of this offering.
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
4.2		Form of Common Stock certificate.
4	.3*	Amended and Restated Investors’ Rights Agreement, dated September 20, 2002, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
5	.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10	.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.
10	.2*	DemandTec, Inc. 1999 Equity Incentive Plan, as amended, and forms of agreements thereunder.
10	.3*	DemandTec, Inc. 2007 Equity Incentive Plan.
10	.4*	DemandTec, Inc. 2007 Employee Stock Purchase Plan.
10	.5*	Sublease by and between the Registrant and Liberate Technologies, dated December 7, 2001, as amended.
10	.6*	Offer Letter with Daniel R. Fishback, dated June 1, 2001, as amended.
10	.7*	Offer Letter with Mark A. Culhane, dated July 20, 2001, as amended.
10	.8*	Offer Letter with John C. Crouch, dated November 17, 2003.
10	.9*	Offer Letter with James H. Dai, dated February 5, 2004.
10	.10*	Offer Letter with Michael L. Frandsen, dated November 1, 2006, as amended.
10	.11*	Offer Letter with Ronald E. F. Codd, dated March 1, 2007.
10	.12*	Offer Letter with Linda Fayne Levinson, dated April 27, 2005, as amended.
10	.13*	Offer Letter with Victor L. Lund, dated March 22, 2005, as amended.
10	.14*	Offer Letter with Joshua W. R. Pickus, dated March 1, 2007.
10	.15*	Offer Letter with Charles J. Robel, dated September 12, 2006.
10	.16*	Master Service Agreement dated August 19, 2005, by and between the Registrant, Equinix Operating Co., Equinix Inc. and Equinix Pacific, Inc.
10	.17*	Amended and Restated Outsourcing Services Agreement, dated May 1, 2006, by and between the Registrant and Sonata Services Limited.
10	.18*	Loan and Security Agreement, dated July 25, 2006, by and among the Registrant, Silicon Valley Bank and Gold Hill Venture Lending 03, LP.

Exhibit No.		Description

10	.19*	Amended and Restated Voting Agreement, dated September 20, 2002, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto, as amended.
10	.20*	Summary of 2007 Executive Management Team Compensation Plan.
10	.21*	DemandTec, Inc. Management Cash Incentive Plan.
10	.22*	Third Amended and Restated Loan and Security Agreement, dated May 23, 2006, by and among the Registrant and Silicon Valley Bank.
10	.23*	Offer Letter with William R. Phelps, dated May 29, 2007.
21	.1*	List of subsidiaries.
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Ernst & Young LLP, Independent Auditors.
23	.3*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
23	.4*	Consent of Frost & Sullivan.
23	.5*	Consent of Financial Strategies Consulting Group, LLC.
23	.6*	Consent of Planet Retail, Ltd.
24	.1*	Power of Attorney (contained in the signature page to this registration statement).

*	Previously filed.